UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/28/2009

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

On April 27, 2009, the Registrant provided its lender, WB QT, LLC ("Lender"), with irrevocable written notice that the Registrant was electing to pay, effective May 1, 2009, $3.75 million of principal owed on the $7.5 million term note dated May 30, 2008 ("Term C Note") in shares of its common stock.

The $3.75 million payment represents the $1.25 million principal installment due on May 1, 2009, and the $1.25 million principal installments originally due on March 1, 2009 and April 1, 2009, which the Registrant had elected to defer pursuant to the terms of the Credit Agreement dated January 31, 2007 as amended, between Registrant and Lender ("Credit Agreement").

Pursuant to Section 2.3(c) of the Credit Agreement, the value of each share of common stock used in making a principal payment is determined based on 95% of the lower of (i) the volume-weighted average price for the Registrant's common stock for the 5 business days immediately prior to the date such payment is due ("5 Day VWAP") and (ii) the closing price of the Registrant's common stock on the day immediately preceding the payment due date.

The 5 Day VWAP price was $0.755 and the closing price on April 30, 2009 was $0.72. Therefore, the value per share was determined to be $0.684 (95% of $0.72). Based on a per share price of $0.684, the Registrant will issue 5,482,456 ($3.75 million/$0.684) shares to Lender. The Registrant is obligated to deliver the shares on or before May 6, 2009.

The issuance of shares described above triggered a reset of the exercise price for the "A" Warrants issued by the Registrant in a private placement transaction that closed on October 27, 2006, which was disclosed on Form 8-K on October 31, 2006. As a result of such reset, the exercise price of those Warrants was lowered from $1.50 to $0.684 and the number of shares subject to such Warrants and reserved for by the Registrant was increased by 4,032,903.

The common shares issued by the Registrant to Lender described herein were issued to an accredited investor in a transaction exempt from Registration pursuant to Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D. The transaction did not involve a public offering, was made without general solicitation or advertising, and there were no underwriting commissions or discounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: May 04, 2009	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer